UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 27, 2006

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On June 27, 2006, TETRA Technologies, Inc. (the “Company”) and certain of its subsidiaries entered into a Credit Agreement (the “Restated Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, National Association and Wells Fargo Bank, N.A., as Syndication Agents, Comerica Bank, as Documentation Agent, and other various banks. The Restated Credit Agreement amends and restates the terms of the Company’s previous unsecured revolving credit facility.

The Restated Credit Agreement amends the Company’s credit facility by, among other things, extending the maturity date of the five-year $200 million facility from September 7, 2009 until June 27, 2011. The facility remains unsecured and is guaranteed by the Company’s material domestic subsidiaries.

The Restated Credit Agreement increased certain sublimits for borrowings under the facility. The sublimit for multi-currency loans has been increased from $50 million to an amount equal to 35% of the aggregate revolving commitments, or $70 million. The sublimit for swingline loans has been increased from $15 million to an amount equal to 10% of the aggregate revolving commitments, or $20 million. The $35 million sublimit for letters of credit has been increased to an amount equal to 25% of the aggregate revolving commitments, or $50 million. The Restated Credit Agreement gives the Company the ability to increase the revolving commitments by $100 million up to a maximum of $300 million with the agreement of existing or additional lenders.

Borrowings under the facility generally bear interest at the British Bankers Association LIBOR rate plus an additional spread. The Restated Credit Agreement decreased the spread which now ranges from 0.50% (decreased from 0.75%), if the Company’s leverage ratio is less than 1, to 1.25% (decreased from 1.75%) if the Company’s leverage ratio is greater than 2.5. The leverage ratio is the ratio of the Company’s funded indebtedness as of the date of determination to the Company’s consolidated earnings before interest, tax, depreciation, amortization and any non-cash charges, pro forma for any acquisitions or capital expenditures, for the preceding four quarters.

The Restated Credit Agreement contains affirmative covenants regarding, among other things, the delivery of financial and other information to the lenders, maintenance of properties and insurance and conduct of business. The Restated Credit Agreement also contains negative covenants that limit the ability of the Company and its subsidiaries to, among other things, create liens, dispose of all or substantially all of their properties, including merging with another entity, make investments and incur debt. The foregoing restrictions are subject to certain exceptions which are customary for facilities of this type.

The Restated Credit Agreement modifies certain financial covenants in the prior facility. The requirement to maintain a minimum net worth and the fixed charge coverage ratio have been deleted. The Company is now required to maintain an interest coverage ratio of not less than 3.0. The Company is also required to maintain a leverage ratio of 3.0 or less which is consistent with the previous requirements of the facility.

The Restated Credit Agreement also eliminates the previous limitations on aggregate asset sales by the Company and its subsidiaries and amends the restrictions on the Company’s capital expenditures and acquisitions. The Restated Credit Agreement eliminates the individual acquisition limit and permits acquisitions up to an aggregate of $250 million (increased from $175 million) per year if, pro forma for such acquisitions, the Company’s leverage ratio would not be less than 2.25 (increased from 2.0).

The foregoing discussion is qualified in its entirety by reference to the complete text of the Restated Credit Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 regarding the entry into the Restated Credit Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1

Credit Agreement, as amended and restated, dated as of June 27, 2006, among TETRA Technologies, Inc. and certain of its subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, National Association and Wells Fargo Bank, N.A., as syndication agents, and Comerica Bank, as documentation agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel

President & Chief Executive Officer

Date: June 30, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1

Credit Agreement, as amended and restated, dated as of June 27, 2006, among TETRA Technologies, Inc. and certain of its subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, National Association and Wells Fargo Bank, N.A., as syndication agents, and Comerica Bank, as documentation agent, and the lenders party thereto.